Filed Pursuant to Rule 433
Registration No. 333-152596
Issuer Free Writing Prospectus dated November 1, 2010
Relating to Prospectus dated July 29, 2008 and Preliminary Prospectus Supplement dated November 1, 2010
$1,500,000,000
Senior Notes Offering
Pricing Term Sheet
November 1, 2010

	1.850% Senior Notes due	3.500% Senior Notes due	5.050% Senior Notes due
	November 15, 2015	March 15, 2021	November 15, 2040

Issuer:	Northrop Grumman Corporation	Northrop Grumman Corporation	Northrop Grumman Corporation

Expected Ratings:(1)	Baa2 (Moody’s Investors Service)	Baa2 (Moody’s Investors Service)	Baa2 (Moody’s Investors Service)
	BBB (Standard & Poor’s Ratings Services)	BBB (Standard & Poor’s Ratings Services)	BBB (Standard & Poor’s Ratings Services)
	BBB+ (Fitch Ratings)	BBB+ (Fitch Ratings)	BBB+ (Fitch Ratings)

Principal Amount Offered:	$500,000,000	$700,000,000	$300,000,000

Pricing Date:	November 1, 2010	November 1, 2010	November 1, 2010

Settlement Date (T+5):	November 8, 2010	November 8, 2010	November 8, 2010

Maturity Date:	November 15, 2015	March 15, 2021	November 15, 2040

Benchmark Treasury:	1.250% due October 31, 2015	2.625% due August 15, 2020	4.375% due May 15, 2040

Benchmark Treasury Price and Yield:	100-11 1/4 (100.351563); 1.177%	99-28 (99.875000); 2.639%	106-10+ (106.328125); 4.008%

Spread to Benchmark Treasury:	+ 70 basis points	+ 90 basis points	+ 105 basis points

Yield to Maturity:	1.877%	3.539%	5.058%

Coupon (Interest Rate):	1.850%	3.500%	5.050%

Day Count Convention:	30/360	30/360	30/360

Price to Public:(2)	99.871%	99.668%	99.876%

	1.850% Senior Notes due	3.500% Senior Notes due	5.050% Senior Notes due
	November 15, 2015	March 15, 2021	November 15, 2040

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2011	March 15 and September 15, commencing March 15, 2011	May 15 and November 15, commencing May 15, 2011

Optional Redemption:	At any time at a discount rate of the Adjusted Treasury Rate + 10 basis points	At any time at a discount rate of the Adjusted Treasury Rate + 15 basis points	At any time at a discount rate of the Adjusted Treasury Rate + 20 basis points

CUSIP / ISIN:	666807 BC5 / US666807BC57	666807 BE1 / US666807BE14	666807 BD3 / US666807BD31

Denominations:	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBS Securities Inc.	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBS Securities Inc.	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBS Securities Inc.
	Credit Suisse Securities (USA) LLC	Credit Suisse Securities (USA) LLC	Credit Suisse Securities (USA) LLC
	Deutsche Bank Securities Inc.	Deutsche Bank Securities Inc.	Deutsche Bank Securities Inc.
	Wells Fargo Securities, LLC	Wells Fargo Securities, LLC	Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc.	BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc.	BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc.
	SunTrust Robinson Humphrey, Inc.	SunTrust Robinson Humphrey, Inc.	SunTrust Robinson Humphrey, Inc.

Co-Managers:	Banca IMI S.p.A.	Banca IMI S.p.A.	Banca IMI S.p.A.
	Goldman, Sachs & Co.	Goldman, Sachs & Co.	Goldman, Sachs & Co.
	Morgan Stanley & Co. Incorporated	Morgan Stanley & Co. Incorporated	Morgan Stanley & Co. Incorporated

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each of the expected security ratings above should be evaluated independently of any other security rating.

(2)	Plus accrued interest, if any, from November 8, 2010.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling one of the toll free numbers listed below:

Citigroup Global Markets Inc.	J.P. Morgan Securities LLC	RBS Securities Inc.
(877) 858-5407 (toll free)	(212) 834-4533 (collect)	(866) 884-2071 (toll free)
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